    As filed with the Securities and Exchange Commission on July 17, 1996
                                                             File No. 333-05445


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------
                             AMENDMENT NO. 1 TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            -------------------------

                              BITWISE DESIGNS, INC.
             (Exact name of Registrant as specified in its charter)

              Delaware                                      14-1673067
     (State of Incorporation)                             (I.R.S. Employer
                                                        Identification Number)

                                   Building 50
                            Rotterdam Industrial Park
                              Schenectady, NY 12306
                                 (518) 356-9741
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                -----------------
                                  John T. Botti
                             Chief Executive Officer
                                   Building 50
                            Rotterdam Industrial Park
                              Schenectady, NY 12306
                                 (518) 356-9741
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                 With copies to:

                             VICTOR J. DiGIOIA, ESQ.
                            GOLDSTEIN & DiGIOIA LLP
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone (212) 599-3322
                            Facsimile (212) 557-0295

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                   Proposed         Proposed
                                                                    Maximum          Maximum           Amount of
Title of Each Class of Securities            Amount to be          Offering         Aggregate         Registration
Being Registered                              Registered           Price per        Offering            Fee(1)
                                                                    Share(1)         Price(1)
- -------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par                        1,535,707             $4.18           $ 6,419,256         $2,214
value(2)...................
- -------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par                        1,875,711             $4.18           $ 7,840,472         $2,704
value(3)...................
- -------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par                          200,000             $4.18           $   836,000         $  288
value(4)...................
- -------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par                           40,000             $4.18           $   167,200         $   58
value(5)...................
- -------------------------------------------------------------------------------------------------------------------
Total......................                    3,651,418             $4.18           $15,262,928         $ 5,264
===================================================================================================================



(1) Estimated solely for the purpose of determining the registration fee, based on the average of the closing bid and asked prices of a share of Common Stock as quoted on the Nasdaq SmallCap Market on July 15, 1996, ($4.18 per share).


(2)      Shares of Common Stock to be sold by certain Selling Security Holders.

(3) Shares of Common Stock issuable upon exercise of outstanding Common Stock purchase warrants held by certain Selling Security Holders. Pursuant to Rule 416, there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(4) Includes 200,000 shares of Common Stock issued by the Company in connection with its acquisition of DJS Marketing Group, Inc. See "The Company - Recent Events"

(5) Includes Shares of Common Stock issuable upon exercise of outstanding Options held by certain Selling Security Holders. Pursuant to Rule 416, there are also being registered such additional number of Shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Options.

         ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

================================================================================

                              BITWISE DESIGNS, INC.

                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K
              Between Registration Statement and Form of Prospectus

         Item Number and Heading                                       Caption in Prospectus
         -----------------------                                       ---------------------

1.       Forepart of the Registration Statement
         and Outside Front Cover of Prospectus                Outside Front Cover of Prospectus

2.       Inside Front and Outside Back Cover
         Pages of Prospectus.......................           Inside Front and Outside Back Cover Pages of Prospectus

3.       Summary Information, Risk Factors,
         and Ratio of Earnings to Fixed
         Charges.....................................         Prospectus Summary; The Company; Risk Factors;
                                                              Summary Consolidated Financial Information

4.       Use of Proceeds............................          Use of Proceeds

5.       Determination of Offering Price.........             Outside Front Cover Page of Prospectus

6.       Dilution.....................................        Not Applicable

7.       Selling Security Holders.................            Selling Security Holders

8.       Plan of Distribution.......................          Inside Front Cover; Plan of Distribution

9.       Description of Securities to be
         Registered..................................         Description of Securities

10.      Interests of Named Experts and
         Counsel.....................................         Legal Matters and Experts

11.      Material Changes.........................            Recent Developments

12.      Incorporation of Certain Information
         by Reference...............................          Incorporation of Certain Information by Reference

13.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities...................................       Not Applicable

                  Subject to Completion, dated July 17, 1996



P R O S P E C T U S



   This Prospectus covers an aggregate of 3,651,418 Shares of Common Stock



                              BITWISE DESIGNS, INC.



         This Prospectus covers an aggregate of 3,651,418 shares of Common Stock, $.001 par value (the "Shares") of Bitwise Designs, Inc. (the "Company"), of which (i) 1,735,707 Shares are issued and outstanding and will be sold by certain selling security holders (the "Selling Security Holders"), (ii) 1,875,711 Shares issuable pursuant to the exercise of outstanding Common Stock purchase warrants (the "Warrants") and (iii) 40,000 Shares issuable pursuant to the exercise of outstanding options ("Options").


         The Shares may be sold from time to time by the Selling Security Holders, or by the transferees of the Shares and/or the Warrants. The Options are not transferable by the holders thereof, except under certain circumstances such as the death or disability of the Option holder. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Shares by the Selling Security Holders and/or their transferees may be effected in one or more transactions that may take place on the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales. The Selling Security Holders and intermediaries through whom such Shares are sold may be deemed "underwriters" within the meaning of the Act, with respect to the Shares offered.


               THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" PAGE 9 OF THIS PROSPECTUS


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



        The date of this Prospectus is                           , 1996
                                       --------------------------

         The Common Stock is traded in the over-the-counter market and listed on the SmallCap Market of the Nasdaq Stock Market ("Nasdaq") under the symbol "BTWS," on the Boston Stock Exchange under the symbol "BTW" and on the Pacific Stock Exchange under the symbol "BTWS." On July 15, 1996, the closing bid and asked prices for the Common Stock as reported on Nasdaq were $4.125 and $4.25, respectively. See "Price Range of Common Stock and Certain Market Information," as set forth in the Form 10-KSB for the fiscal year ended June 30, 1995.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Everett McKinley Dirkson Building, 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1, The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996;

         2. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1995;

         3. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995;

         4. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995;

         5.       The Company's Form 10-KSB/A Amendment No. 1 dated January 9,
                  1996;

         6.       The Company's Registration on Form 8-A filed May 5, 1992;

         7.       The Company's Registration on Form 8-A filed August 9, 1994;

         8.       The Company's Form 8-K dated March 22, 1996, and

         9.       The Company's Form 8-K/A Amendment No. 1 dated May 22, 1996.

         Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Bitwise Designs, Inc., Building 50, Rotterdam Industrial Park, Schenectady, New York 12306.
The Company's telephone number is (518) 356-9741.

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus and the Company's Report on Form 10-KSB for the fiscal year ended June 30, 1995, as amended (the "Form 10-KSB") and the Forms 10-QSB for the quarters ended March 31, 1996, December 31, 1995 and September 30, 1995 (the "Forms 10-QSB"), which are incorporated herein by reference. The summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus and Forms 10-KSB and 10-QSB. Each prospective investor is urged to read this Prospectus and the Form 10-KSB and Forms 10-QSB in their entirety.

                                   THE COMPANY
GENERAL

         Bitwise Designs, Inc. ("Bitwise"), and its wholly-owned subsidiaries, Electrograph Systems, Inc. ("Electrograph") and System Solutions Technology, Inc. ("SST") (Bitwise, Electrograph and SST are collectively referred to herein as the "Company"), is engaged in the manufacture and distribution of document imaging systems, personal computers ("PCs") and related peripheral equipment, components and accessories and advanced technology industrial computers. Bitwise designs, manufactures and distributes a diverse line of PC compatible personal computers. Bitwise has recently introduced a line of document imaging systems which it is marketing under the tradename DocStar on a national level.

         In August 1994, Bitwise acquired Electrograph, a value added distributor of microcomputer peripherals, components and accessories throughout the East Coast of the United States. Electrograph distributes products including nationally recognized brand names such as Mitsubishi, Sony, Hitachi, Magnavox, NEC, Toshiba, Idek, Nokia and Okidata. Electrograph's products include monitors (color, large screen, and flat screen), printers, large screen televisions, CD-ROMS, computer video products, optical storage products, notebook computers and personal computers. Customers of Electrograph are primarily value-added resellers, systems integrators, original equipment manufacturers (OEMs), retail stores, smaller distributors and end-user corporations, including Fortune 500 companies with the in-house sophistication and technical ability to select, use and maintain computers.

         Simultaneously with its acquisition of Electrograph, Bitwise acquired SST, a value added distributor of advanced technology industrial computers and computer peripherals. SST has three separate operating divisions: Promark Technology ("Promark"), SST Technical Services ("TSD") and Electronic Marketing Associates ("EMA"). Each of these divisions is designed to address a specific market segment related to SST's customer base. Promark is a value added distributor of high technology computer and peripheral products to a customer base of value added resellers (VARS), systems integrators, commercial and industrial market OEMs, government agencies, and Fortune 500 companies which perform their own system integration. TSD provides "value added" services (such as, customization and integration of hardware and software systems) for computers or peripherals sold through Promark including warranty on products which have been customized or privately labeled. EMA is a manufacturers representative selling on a commission only basis for approximately 15 small and medium size manufacturers of high technology products.

         The Company acquired all of the capital stock of DJS Marketing Group, Inc. on March 8, 1996. See "Recent Events". DJS Marketing Group is a systems integrator and computer reseller located in Albany, New York. DJS Marketing Group is an authorized sales and support provider for Novell, Microsoft Solutions and Lotus Notes, as well as a member of the Microage Infosystems Group, one of the nation's largest resellers.

         Bitwise was organized in August 1985 and reincorporated under the laws of the State of Delaware in May 1992. The Company's executive offices are located at Building 50, Rotterdam Industrial Park, Schenectady, New York 12306, and its telephone number is (518) 356-9741.

RECENT EVENTS

Private Placement Offering Completed.

         On December 8, 1995, the Company completed a private offering ("December Private Offering") pursuant to Regulation D promulgated under the Securities Act of 1933 (the "Act") wherein the Company raised $5,000,000 in gross proceeds through the sale of 50 Units, each Unit comprised of (i) 28,571 shares of Common Stock and (ii) redeemable Common Stock purchase warrants ("Unit Warrants") to purchase 28,571 shares of Common Stock. The Unit purchase price was $100,000 per Unit. A total of 1,428,565 shares of Common Stock and Unit Warrants to purchase 1,528,569 shares of Common Stock were issued in connection with the private offering (as a result of one investor receiving extra warrants to purchase an additional 100,000 shares, and rounding). The Unit Warrants are redeemable by the Company, at any time after June 8, 1996, upon notice of not less than 30 days, at a price of $.10 per Unit Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the date of the Company's notice of redemption has been at least 150% of the then effective exercise price of the Unit Warrants. In addition, the Company agreed that it would not call the Unit Warrants for redemption unless the underlying shares of Common Stock had been registered for sale under the Act. The Company received net proceeds from the December Private Offering of approximately $4,263,000. Substantially all of the proceeds have been and will be used for the purpose of marketing the Company's new product DocStar and for working capital. The Unit Warrants issued in the December Private Offering are exercisable at $4.50 per share and may be exercised during a five year period ending December 31, 2000.. In connection with the December Private Offering, the Company agreed to use its best effort to file, on or before June 8, 1996, a registration statement with the Securities and Exchange Commission to effect the registration for sale under the Act of the shares of Common Stock and shares underlying the Unit Warrants sold in the December Private Offering. THIS REGISTRATION STATEMENT HAS BEEN FILED TO INCLUDE, AMONG OTHER THINGS, ALL OF THE SHARES OF COMMON STOCK AND SHARES UNDERLYING WARRANTS SOLD BY THE COMPANY IN THE DECEMBER PRIVATE OFFERING.

         In connection with the December Private Offering, the Company issued to Whale Securities Co. L.P. and its designees, for services Whale provided as placement agent, warrants (the "Placement Agent Warrants") to purchase (i) 214,884 shares of Common Stock and (ii) Warrants to purchase 214,884 Unit Warrants. The terms of the Warrants issued to Whale are similar to those sold to the investors in the December Private Offering, in that they are exercisable for a period of five years, and have an exercise price of $4.50 per share. The Warrants issued to Whale and its designees are not redeemable by the Company. The Warrants issued to Whale contain certain anti-dilution provisions. ALL OF THE 214,884 SHARES OF COMMON STOCK AND THE 214,884 SHARES OF COMMON STOCK UNDERLYING THE WARRANTS ISSUED TO WHALE OR ITS DESIGNEES ARE BEING REGISTERED WITH THIS PROSPECTUS.


Acquisition of DJS Marketing Group, Inc.

         Bitwise Designs, Inc. (the "Company") acquired on March 8, 1996, all of the capital stock of DJS Marketing Group, Inc. ("DJS"), an Illinois corporation with its principal place of business in Albany, New York. DJS is a systems integrator and computer reseller. DJS is an authorized sales and support provider for Novell, Microsoft Solutions and Lotus Notes, as well as a member of the Microage Infosystems Group, one of the nation's largest resellers. DJS offers a wide range of customized business solutions for its clients ranging from small to Fortune 100 companies. For the six month period ended June 30, 1995, DJS had revenues of $10,929,911.

         Pursuant to the terms of the Agreement and Plan of Merger, dated March 8, 1996, the Company acquired all of the capital stock of DJS in exchange for 200,000 shares ("Merger Shares") of restricted common stock of the Company, and $80,000 in cash for an aggregate purchase price of $1,130,000. As a result of the merger, DJS became a wholly owned subsidiary of the Company. Each of the 4,000 shares of the issued and outstanding common stock of DJS was exchanged for $20.00 in cash and 50 shares of the Company's common stock. Pursuant to a registration rights agreement entered into simultaneously with the shareholders of DJS, the Company agreed to file a registration statement with the Securities and Exchange Commission to register for sale the Merger Shares by July 8, 1996. THIS REGISTRATION STATEMENT AND PROSPECTUS HAVE BEEN FILED TO INCLUDE, AMONG OTHER THINGS, THE MERGER SHARES. Simultaneously with the acquisition of DJS, the Company and DJS acquired the right to use the tradename "Computer Professionals of New York" from an affiliated company of the shareholders of DJS. The Company's personal computer division has been transferred to DJS.

         The recipients of the Merger Shares agreed to the terms of a "lock-up" agreement with the Company whereby they may not sell any of their Shares prior to September 8, 1996 and thereafter may not sell more than 1/18th of their Merger Shares without the prior permission of the Company. Addditionally, certain principals of DJS Marketing Group agreed to place into escrow 25,000 Merger Shares to secure the indemnification provisions of the sellers as set forth in the Merger Agreement. The escrow terminates in September 1997. Certain principals of DJS Marketing Group have also pledged an aggregate of 30,000 Merger Shares in consideration for personal loans made by the Company to the individuals in the aggregate principal amount of $125,000. The loans are due and payable on March 8, 1998 and bear interest at 10% per annum.

         Certain executive officers and shareholders of DJS, namely, Thomas Franceski, Darren Franceski, and James Plumadore, have agreed to continue their employment and have entered into two-year employment agreements with the Company. Thomas Franceski serves as President and Chief Financial Officer of DJS, and Darren Franceski and James Plumadore each serve as Vice Presidents.

                                 THE OFFERING


Common Stock Outstanding
         Prior to Offering (1) ............          6,736,944

Common Stock Outstanding
         After the Offering (2) ...........          10,388,362

Risk Factors ..............................          This Offering involves a high degree of risk.
                                                     See "Risk Factors."

Use of Proceeds (3)........................          All of the proceeds of this Offering will be
                                                     paid to the respective Selling Security
                                                     Holders and none of the proceeds will be
                                                     received by the Company. See "Use of
                                                     Proceeds."

Nasdaq Symbol .............................          BTWS

Boston Stock Exchange Symbol...............          BTW

Pacific Stock Exchange Symbol..............          BTW


- ---------------------
(1) Does not include (i) 3,000,000 shares of Common Stock reserved for issuance under the Company's Incentive Stock Option Plan, of which 1,303,120 shares have been reserved for currently outstanding options and 1,696,880 shares are available for future issuances, (ii) 400,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which options to purchase 190,000 shares have been issued .

(2) Assumes the exercise of all of the Warrants and Options registered hereby. Does not include (i) 3,000,000 shares of Common Stock reserved for issuance under the Company's Incentive Stock Option Plan, of which 1,303,120 shares have been reserved for currently outstanding options and 1,696,880 shares are available for future issuances, (ii) 400,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which options to purchase 190,000 shares have been issued.


(3) The Company will receive up to approximately $7,794,374 if all the Warrants with respect to Shares covered by this Prospectus are exercised and $172,500, if all the Options with respect to shares covered by this Prospectus are exercised. See "Use of Proceeds."

                                  RISK FACTORS

         The Securities offered hereby are speculative and involve a high degree of risk. The purchase of these Securities is suitable only for persons who can afford the risk of the loss of their entire investment. Prospective investors should carefully consider, among other things, the following risk factors before making an investment decision:

SIGNIFICANT LOSSES; UNCERTAINTY OF INTEGRATION OF RECENTLY ACQUIRED AND INTRODUCED PRODUCT LINES

         Although the Company achieved a net profit of $3,681 for its fiscal year ended June 30, 1995, the Company incurred losses of $813,380 and $1,872,819, respectively, for its fiscal years ended June 30, 1994 and 1993. For the three months ended March 31, 1996, the Company incurred a loss for the quarter of $879,358 ($.15 per share), and net cash used in operating activities for the three-months ended March 31, 1996 totalled $2,071,275. For the nine-months ended March 31, 1996, the Company incurred a loss of $1,536,468 ($.30 per share), and net cash used in operating activities for the nine-months ended March 31, 1996 totalled $3,131,778. Furthermore, the Company commenced marketing of its DocStar line of document imaging systems on a national basis in the second quarter. The Company anticipates it will continue to incur significant losses during the remainder of the fiscal year ending June 30, 1996 primarily due to expenses incurred in the marketing of DocStar. In addition, no assurances can be given that the operations of Electrograph and SST will continue to generate income. Moreover, the Company's prospects should be considered in light of the difficulties frequently encountered in connection with the establishment of a new business line and the competitive environment in which the Company operates. There can be no assurance that the Company will be able to achieve profitable operations in future operating periods. See "Financial Statements" in the Forms 10-KSB and 10-QSB.

AFFECTS OF THE ACQUISITIONS OF ELECTROGRAPH, SST AND DJS

         In addition to the risks associated with the businesses of Bitwise, Electrograph, SST and DJS on an individual basis, which are described below, the combined entity presents additional risks solely by virtue of the combination of the four companies. Upon the consummation of the mergers of SST and Electrograph, the Company's size increased substantially and its operations expanded from one geographical area to three areas in two states. The recent acquisition of DJS, completed in March 1996, has also increased the complexities of operating the Company. The Company's existing management has limited experience in operating a company of such dimension and there can be no assurance management will be able to effectively operate the combined entity. See "The Company - Business" in Form 10-KSB.

NEED FOR ADDITIONAL FINANCING

         The Company's capital requirements have been and will continue to be significant. The Company has been substantially dependent upon public offerings and private placements of its securities and on short-term and long-term loans from lending institutions to fund such requirements. The Company is expending significant amounts of capital to promote and market DocStar and due to these expenditures, has incurred significant losses during the first three quarters of 1996 and will continue to incur significant losses during the fiscal year ending June 30, 1996. There can be no assurance that these losses will not continue during the first and second quarters of fiscal year 1997 as the Company continues the rollout of the DocStar product on a national basis. In addition, the Company is obligated to redeem all of the 112,003 shares of Series B Preferred Stock which are outstanding as of the date hereof, in July 1996, at $3.50 per share. The Series B Preferred Shares are convertible into Common Stock at $3.50 per share; however, there can be no assurance any Series
B Preferred Shares will be converted prior to July 1996. In connection with the December Private Offering with Whale, the Company received net proceeds of approximately $4,263,000. However, there can be no assurance that the amount of proceeds from this offering, together with cash generated from other sources, will be sufficient to maintain operations or finance further Company development. The Company, in the future, may need additional funds from loans and/or the sale of equity securities. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to the Company. In the event such funds are not available, the Company may be forced to curtail operations, or, in an extreme situation, cease operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS" in the Form 10-KSB and "RECENT DEVELOPMENTS."

SECURITY INTERESTS; RESTRICTIVE COVENANTS

         The Company has granted security interests with respect to substantially all of its assets to secure certain of its indebtedness, which will continue following this offering. In the event of a default by the Company on its secured obligations, a secured creditor could declare the Company's indebtedness to be immediately due and payable and foreclose on the assets securing the defaulted indebtedness. Moreover, to the extent that all of the Company's assets continue to be pledged to secure outstanding indebtedness, such assets will not be available to secure additional indebtedness. The Company's loan agreement with its institutional lender restricts the ability of the Company to incur additional indebtedness. The terms of such agreement may limit the ability of the Company to obtain additional financing on terms favorable to the Company or at all. See "MANAGEMENT'S DISCUSSION AND ANALYSIS" in the Form 10-KSB.

UNCERTAINTY OF WIDESPREAD MARKET ACCEPTANCE OF NEW PRODUCTS

          The Company introduced its DocStar imaging system products on a limited scale in the Albany, New York region in December 1994. During the fiscal year ended June 30, 1995, sales of DocStar system products were only $161,996. For the ninth months ended March 31, 1996 sales of the DocStar imaging system were approximately $812,921. The Company introduced the DocStar system on a national level in the second quarter of 1996. Since its introduction on a national level, sales of DocStar System products were approximately $391,000.
As is typical with new products, demand and market acceptance for the DocStar imaging system is subject to a high level of uncertainty. Achieving widespread acceptance of this product line will require substantial marketing efforts and the expenditure of significant funds to create brand recognition and customer demand for such products. There can be no assurance that adequate marketing arrangements will be made for such products. Moreover, there can be no assurance that these products will ever achieve widespread market acceptance or increased sales or that the sale of such products will be profitable. See "BUSINESS" in the Form 10-KSB.

TECHNOLOGICAL OBSOLESCENCE; RECENT DECREASES IN RETAIL PRICES

         The computer industry is characterized by extensive research and development efforts which result in the frequent introduction of new products which render existing products obsolete. The ability of the Company to compete successfully in the future will depend in large part on its ability to maintain a technically competent research and development staff and its ability to adapt to technological changes in the industry and enhance and improve existing products and successfully develop and market new products that meet the changing needs of its customers. Although the Company is dedicated to continued research and development of its products with a view towards offering products with the most advanced capabilities, there can be no assurance that the Company will be able to continue to develop new products on a regular basis which will be competitive with products offered by other manufacturers. At the present time, the Company does not have a targeted level of expenditures for research and development. The Company will evaluate all opportunities but believes the majority of its research and development will be devoted to enhancements of its existing products. The Company does not plan to develop any major new product or technology during the next year but will continue to investigate the acquisition of new products or technologies. Moreover, neither Electrograph, DJS nor SST perform any significant research or development of products or technologies. See "BUSINESS -- Research and Development" in the Form 10-KSB.

         Technological improvements in new products offered by the Company and its competitors, which, among other things, results in the rapid decline of the value of inventories, as well as the general decline in the economy and other factors, have resulted in recent declines in retail prices for desktop computers. As competitive pressures have increased, many companies have ceased operation and liquidated inventories, further increasing downward pricing pressure. Such declines have, in the past, and may in the future, reduce the Company's profit margins. See "MANAGEMENT'S DISCUSSION AND ANALYSIS" in the Form 10-KSB.

LACK OF PATENT PROTECTION

         The Company does not currently hold any patents and the technology embodied in the Company's current products cannot be patented. The Company relies on confidentiality agreements with its key employees to the extent it deems such to be necessary. Although the Company intends to file a patent application for any new products it may develop, to the extent any technology included in such products is patentable, if any, there can be no assurance that any patents in fact, will be issued or that such patents will be effective to protect the Company's products from duplication by other manufacturers. In addition, there can be no assurance that the Company will be able to afford the expense of any litigation which may be necessary to enforce its rights under any patent. Although the Company believes that the products sold by it do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur. In the event that products sold by the Company are deemed to infringe upon the patents or proprietary rights of others, the Company could be required to modify its products or obtain a license for the manufacture and/or sale of such products. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company. Moreover, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if the Company's products or proposed products are deemed to infringe upon the patents or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company. See "BUSINESS -- Patent and Trademarks" in the Form 10-KSB.

DEPENDENCE ON THIRD-PARTY MANUFACTURING AND SUPPLIERS

         The Company does not manufacture any of the component parts for its products but rather purchases all of such components from unaffiliated suppliers. All of the Company's products are assembled at the Company's facilities, except for the BitBook product line which is purchased, fully assembled, from independent unaffiliated distributors. The Company believes that at the present time it has sufficient sources of supply of component parts, and that in the event any existing supplier ceases to furnish component parts to the Company, alternative sources are available. However, there can be no assurance that future production capacity of the Company's current suppliers and manufacturers will be sufficient to satisfy the Company's requirements or that alternate suppliers and manufacturers will be available on commercially reasonable terms, or at all. Moreover, there can be no assurance that alternatives to the gas plasma screen utilized by the Company for its Super Portables will be as suitable. Further, there can be no assurance that the availability of such supplies will continue in the future. See "BUSINESS -- Suppliers" in the Form 10-KSB.

         While Electrograph distributes products of more than 15 U.S. suppliers, approximately 65% of Electrograph's net sales for its last fiscal year were derived from products manufactured by Mitsubishi. The loss of Mitsubishi as a supplier would have a material adverse impact on the business of Electrograph. See "BUSINESS--ELECTROGRAPH -- Suppliers" in the Form 10-KSB.

         SST distributes products of various manufacturers including Kontron, Dolch Computer, Exabyte, UMAX, Shugart, Ricoh and Idek. The loss of the availability of products from such manufacturers could have a material adverse effect on the business of SST. See "BUSINESS-- SST" in the Form 10-KSB.

         DJS is a systems integrator and computer reseller representing software and hardware manufacturers such as Novell, Hewlett Packard, Compaq Computer and Microsoft Solutions. The loss of the right to represent any of these manufacturers would have a material adverse affect upon the business of DJS.

COMPETITION

         The Company and its subsidiaries are engaged in the highly competitive businesses of manufacturing and distributing computer hardware and software as well as technical support services for such businesses. The computer hardware industry is highly competitive. The Company competes in the portable computer market with major computer manufacturers such as International Business Machines, Inc., Apple Computers, Inc., Compaq Computer Corporation and Dell Computer, as well as various manufacturers of super portables who are concentrated in the Company's target market, such as Dolch Computer Systems, Inc. and Ergo Computing, Inc. All of these companies have substantially more experience and greater sales, as well as greater financial and distribution resources than those of the Company. The Company also competes with many independent computer companies, smaller than those mentioned, many of which also have substantially greater sales, financial resources and experience than those of the Company. The most significant factors which form the basis upon which the Company competes are the quality of its products, including advanced capabilities, and price. There can be no assurance the Company can effectively continue to compete in the future. See "BUSINESS -- Competition" in the Form 10-KSB.

         The microcomputer distribution industry, in which the Company is engaged through Electrograph, is intensely competitive and is characterized by constant pricing pressures and rapid product performance, improvement and technological change resulting in relatively short product lives and early product obsolescence. Competition is primarily based on product lines and availability, price, delivery and other support services. Competing distributors include other national distributors, regional distributors and manufacturers' direct sale organizations, many of which have substantially greater technical, financial and other resources than the Company. Major wholesale electronic distribution competitors include Ingram Micro D, Inc., Merisel, Inc., Robec, Inc., Tech Data Corporation, Entertainment Marketing Inc. and Gates/FA Distributing Inc. The Company's ability to compete favorably is, in significant part, dependent upon its ability to control costs, react timely and appropriately to short- and long-term trends and competitively price its products while preventing erosion of its margins, and there is no assurance that the Company will be able to do so.

         In addition to the competitors and competitive factors described above with respect to Bitwise and Electrograph, SST also competes with numerous small and local service companies who provide similar technical services in SST's area of operation. Further, SST competes with national distributors such as Ingram and Tech Data Corporation, and regional distributors such as Law Cypress and Peak Technologies. There can be no assurance SST will be able to successfully compete in the future.

         The Company's newly acquired subsidiary, DJS Marketing Group, Inc., is engage in the highly competitive business of systems integration and computer reselling. DJS competes with many small and local companies which provide similar technical services to those offered by DJS. Additionally, DJS must compete with other computer resellers, many of whom have greater financial and technical resources. There can be no assurance that DJS will be able to compete successfully with these competitors.

DEPENDENCE UPON EXECUTIVE OFFICERS

         The success of the Company is largely dependent upon the services of its Chairman of the Board, Chief Executive Officer and President, John T. Botti and Ira C. Whitman, its Senior Vice-President. SST is dependent on the services of Joseph O. Vartabedian, the President of SST. Electrograph is dependent upon the services of Samuel Taylor, its President. The loss of the services of one or more of these individuals would have a material adverse affect on the Company's business and prospects. The Company has entered into a five-year employment agreement with Mr. Botti expiring in June 2000, and a two-year employment agreement with Mr. Vartabedian expiring in August 1996. The Company has obtained, for its benefit, "key man" life insurance in the amount of $1,000,000 on the lives of Messrs. Botti and Whitman. DJS is dependent upon the services of Thomas Franceski; its President, who has entered into a two year employment agreement with DJS.

POSSIBLE ACQUISITIONS

         The Company may at times become involved in discussions with potential acquisition candidates. There can be no assurance, however, that the Company will identify and/or consummate an acquisition, or that such acquisitions, if completed, will be profitable.

         To the extent the Company effects a business combination with a financially unstable company or an entity in its early stage of development or growth (including entities without established records of sales or earnings), the Company will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although the Company will endeavor to evaluate the risks inherent in a particular acquired business or industry, there can be no assurance that the Company will properly ascertain or assess all significant risk factors.

         The Company evaluates acquisition candidates by analyzing the target company's products which complement or expand the Company's product line; financial stability, including the target company's profitability and cash flow; and management. The Company's long term plan is to expand its sales and income potential by achieving economies of scale as it expands its revenue base. Technological growth will be considered after the above basic criteria are evaluated. In addition, should the Company consummate an acquisition, such acquisition could have an adverse affect on the Company's liquidity and earnings.

CONTROL BY PRESENT MANAGEMENT

          John T. Botti and Ira C. Whitman, the Company's Chairman, Chief Executive Officer and President and Senior Vice-President, respectively, are currently entitled to elect a majority of the directors of the Company through the exercise of the rights and preferences accorded holders of the Company's Series A Preferred Stock. The Series A Preferred Stock allows Messrs. Botti and Whitman to elect a majority of the Company's Board of Directors, subject to certain conditions. The Series A Preferred Stock may make the Company a less attractive acquisition candidate and such power may also discourage or impede offers to acquire the Company not approved by the Board of Directors, including offers for some or all of the shares of the Company's Common Stock at substantial premiums above the then current market value of such shares. See "DESCRIPTION OF SECURITIES -- Preferred Stock."

NO DIVIDENDS

         The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends on its Common Stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of the Company's business. The holders of the Company's Series B Preferred Stock are entitled to dividends of between 8% and 10% per annum. Moreover, the shares of Series B Preferred Stock are prior in right to the shares of Common Stock as to dividends. See "DIVIDEND POLICY" in the Form 10-KSB.

CONTINUED NASDAQ QUOTATION

         The National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on NASDAQ. The standards for initial listing require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; and that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; and that the minimum market value of the "public float" be at least $1,000,000. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on NASDAQ if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a NASDAQ listing. If the Company's securities were excluded from NASDAQ, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on NASDAQ.

         In the event that the Company is unable to satisfy NASDAQ's maintenance requirements, and the requirements of the Boston Stock Exchange and Pacific Stock Exchanges, trading would be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

         If the Company's Common Stock was subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by limiting the ability of broker/dealers to sell the Common Stock in the public market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

POSSIBLE RESTRICTION ON MARKET MAKING ACTIVITIES

         This registration statement covers the sale of certain securities by certain Selling Security Holders. Certain affiliates of market makers of the Company's securities will be Selling Security Holders under the registration statement, and such market makers may be required to cease market making activity for the period commencing nine business days prior to the commencement of the distribution of securities offered hereby and ending after the distribution is completed. The cessation of market making activities by these market makers may have a depressive effect on the market for the Company's securities.

SHARES AVAILABLE FOR FUTURE SALE; SALES BY AFFILIATES

         As of July 16, 1996, approximately 2,645,200 shares of Common Stock currently outstanding may be deemed "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933 (the "Act"), and in the future, may be sold pursuant to a registration under the Act, in compliance with Rule 144 under the Act, or pursuant to another exemption therefrom. Rule 144 provides that, in general, a person holding restricted securities for a period of two years may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of the Company and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a three year holding period. Of the shares of restricted Common Stock outstanding, approximately 800,000 shares have been held for more than two years. Sales of the Company's Common Stock by certain present stockholders under Rule 144 may, in the future, have a depressive effect on the market price of the Company's securities. In addition, the sale of shares by officers and directors and other affiliated shareholders, may also have a depressive effect on the market for the Company's securities.

SIGNIFICANT OUTSTANDING OPTIONS AND WARRANTS


         As of July 16, 1996, there were outstanding immediately exercisable warrants to purchase an aggregate of 1,875,711 shares of Common Stock at exercise prices ranging from $1.56 to $4.50 per share (with an average exercise price of $3.03 per share). As of July 16, 1996, the Company also has outstanding options to purchase 424,250 shares of Common Stock, at exercise prices ranging from $.34 to $5.12 per share. To the extent that outstanding stock options and warrants are exercised, dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by the outstanding options and warrants.



         The holders of warrants to purchase 1,875,711 shares of Common Stock have the right to require that the shares of Common Stock underlying such warrants be included in future registration statements filed by the Company. All of such shares are currently being registered in this Registration Statement. The registration of these securities may adversely affect the Company's ability to obtain future equity or debt financing. Furthermore, the exercise of these warrants and the sale of the underlying Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Company's securities. Whale is also the holder of both shares of Common Stock and Warrants in respect of which the underlying shares of Common Stock are being registered in this Prospectus. The sale of such warrants, or the shares underlying same, could, under certain circumstances, require Whale to cease market making activities for nine business days in advance of such sales. The cessation of market making activities by Whale may have an adverse effect on the market for the Shares. See "Selling Security Holders" and "PLAN OF DISTRIBUTION." On February 23, 1996, the Company's Registration Statement on Form S-3 (the "February 1996 Form S-3") was declared effective by the Securities and Exchange Commission. The February 1996 Form S-3 was filed to registered for sale 1,095,555 shares of Common Stock including (i) 48,805 shares then outstanding and 1,046,750 shares issuable pursuant to the exercise of outstanding Warrants. The exercise of the warrants and/or the sale of the Shares registered thereby may have a depressive effect upon the market price of the Company's Common Stock.

TAX LOSS CARRYFORWARDS

         At June 30, 1995, the Company has net operating loss carryforwards ("NOLS") for federal income tax purposes of approximately $5,191,000 available to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLS is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. Use of the Company's NOLS could also be limited as a result of grants of stock options under stock option plans and other events. In the event the Company achieves profitable operations, any significant limitation on the utilization of NOLS would have the effect of increasing the Company's current tax liability. See
Note 7 of Notes to Consolidated Financial Statements included in the Form
10-KSB.

AUTHORIZATION OF PREFERRED STOCK

         The Company's Certificate of Incorporation authorize the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. The Company has designated 150,000 shares as Series B Preferred Stock and, as of the date of this Memorandum, there were 200 shares of Series A Preferred Stock and 112,003 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock has a liquidation preference of $3.50 per share plus accrued and unpaid dividends and is convertible, at the option of the holder, at a rate of one share of Common Stock per one share of Series B Preferred Stock. Moreover, the Board of Directors is empowered, without shareholder approval, to make additional issuances of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. The holders of the Series A Preferred Stock have the right to elect a majority of the Board of Directors. In the event of additional issuances, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "DESCRIPTION OF SECURITIES."

                                 USE OF PROCEEDS


         The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Warrants for which the underlying Shares are being registered in connection with this Prospectus have exercise prices of between $1.56 and $4.50 per share. The maximum net proceeds to be received if all the Warrants are exercised is approximately $7,794,374. The Options in respect of which the underlying Shares are being registered in connection with this Prospectus have exercise prices of between $3.50 and $5.125 per Share. The maximum net proceeds to be received if all the Options are exercised is $172,500. The Company anticipates that proceeds received from the exercise of any Warrants or Options will be used for working capital. However, there can be no assurances that any or all of the Warrants or Options will be exercised.

                          SELLING SECURITY HOLDERS AND
                   TRANSACTIONS WITH SELLING SECURITY HOLDERS



                                             SHARES/                 SHARES/               SHARES/            PERCENTAGE
                                            WARRANTS                 WARRANT               WARRANT             OF SHARES
                                             SHARES                  SHARES                 SHARES               OWNED
                                          BENEFICIALLY               OFFERED                OWNED                AFTER
             NAME AND ADDRESS OF           OWNED PRIOR                                      AFTER              OFFERING
               SECURITY HOLDER             TO OFFERING                                     OFFERING               (1)


Whale Securities Co., L.P.(2)             107,142/107,142         107,142/107,142             0                    *

Craig Shapiro(1)                            60,357/80,357           60,357/80,357             0                    *

John Freeman(3)                             26,785/26,785           26,785/26,785             0                    *

Frog Hollow Partners(4)                          20,000/0                20,000/0             0                    *


Allenstown Investments Ltd.(5)              14,286/14,286           14/286/14,286             0                    *

Gerald Arsenault                            14,286/14,286           14,286/14,286             0                    *
Arleen Arsenault(5)

Aveeno Holdings Limited(5)                  57,142/57,142           57,142/57,142             0                    *

Baytree Associates, Inc.(5)                 28,571/28,571           28,571/28,571             0                    *

Herbert Berman(5)                           28,571/28,571           28,571/28,571             0                    *

Norman & Karen Berman(5)                    28,571/28,571           28,571/28,571             0                    *

Alfred F. Bracher, III(5)                    28,57128,571           28,571/28,571             0                    *

Marcello Caira(5)                           14,286/14,286           14,286/14,286             0                    *

Central Investments Limited(5)              28,571/28,571           28,571/28,571             0                    *

Jack Erlanger(5)                            14,286/14,286           14,286/14,286             0                    *

Elkhom Partners L.P.(5)                     28,571/28,571           28,571/28,571             0                    *

Debra Huff Evans(5)                         14,286/14,286           14,286/14,286             0                    *

First Florida Leasing(5)                    14,286/14,286           14,286/14,286             0                    *


                                                    SHARES/                 SHARES/              SHARES/            PERCENTAGE
                                                    WARRANTS                WARRANT              WARRANT             OF SHARES
                                                     SHARES                 SHARES               SHARES               OWNED
                                                  BENEFICIALLY              OFFERED              OWNED                AFTER
             NAME AND ADDRESS OF                   OWNED PRIOR                                   AFTER              OFFERING
               SECURITY HOLDER                     TO OFFERING                                  OFFERING


Neill & Nita Freeman(5)                             7,143/7,143             7,143/7,143             0                    *

Irwin Gruverman(5)                                  7,143/7,143             7,143/7,143             0                    *

Gulf Stream Asset(5)                                7,143/7,143             7,143/7,143             0                    *

Delaware Charter Guarantee                        14,286/14,286           14,286/14,286             0                    *
 & Trust Co.(5)

Evan Herrick(5)                                   57,142/57,142           57,142/57,142             0                    *

Howard Herrick(5)                                 49,999/49,999           50,000/50,000             0                    *

Michael Herrick(5)                                49,999/49,999           50,000/50,000             0                    *

Norton Herrick(5)                               257,139/357,139         257,139/357,139             0                    *

Henry J. Hintermeister(5)                         28,571/28,571           28,571/28,571             0                    *

JLB Leasing Co.(5)                                14,286/14,286           14,286/14,286             0                    *

Nicholas Kahla(5)                                 14,286/14,286           14,286/14,286             0                    *

Maureen Kassel(5)                                 14,286/14,286           14,286/14,286             0                    *

Robert J. Laikin(5)                               57,142/57,142           57,142/57,142             0                    *

Ronald Lightstone(5)                                7,143/7,143             7,143/7,143             0                    *

Marque of Distinction Inc.                          7,143/7,143             7,143/7,143             0                    *
Retirement Trust(5)

Lewis Merenstein, IRA(5)                            7,143/7,143             7,143/7,143             0                    *

Michael Miller(5)                                 28,571/28,571           28,571/28,571             0                    *

Stanford B. Miot(5)                                 7,143/7,143             7,143/7,143             0                    *

Robert Mittman(5)                                 14,286/14,286           14,286/14,286             0                    *

Shirley Mittman(5)                                  7,143/7,143             7,143/7,143             0                    *

Carl and Margot Myers                             14,286/14,286           14,286/14,286             0                    *
JTWROS(5)

Delaware Charter Guarantee                        14,286/14,286           14,286/14,286             0                    *
& Trust Co.
FBO David S. Nagelberg
Pension Plan(5)

                                               SHARES/                 SHARES/               SHARES/            PERCENTAGE
                                              WARRANTS                 WARRANT               WARRANT             OF SHARES
                                               SHARES                  SHARES                 SHARES               OWNED
             NAME AND ADDRESS OF            BENEFICIALLY               OFFERED                OWNED                AFTER
               SECURITY HOLDER               OWNED PRIOR                                      AFTER              OFFERING
                                             TO OFFERING                                     OFFERING

Naggar Family Pension                         28,571/28,571           28,571/28,571             0                    *
Scheme(5)

Marina Dunn Nelson(5)                           7,143/7,143             7,143/7,143             0                    *

Harry C. Offutt, III(5)                       14,286/14,286           14,286/14,286             0                    *

Bertram M. Ostrau(5)                          14,286/14,286           14,286/14,286             0                    *

Poseidon Capital Pension                      21,428/21,428           21,423/21,428             0                    *
and Profit Sharing(5)

Quaestus, S.A.(5)                             28,571/28,571           28,571/28,571             0                    *

Allan Rigberg & Rose                          14,286/14,286           14,286/14,286             0                    *
Evalgelista(5)


Jesse D. Roggen(5)                              7,143/7,143             7,143/7,143             0                    *

Henry I. Rothman(5)                             7,143/7,143             7,143/7,143             0                    *

Urs Rutsche(5)                                14,286/14,286           14,286/14,286             0                    *

John R. Rock & Jonathan S.                    14,286/14,286           14,286/14,286             0                    *
Rock
JTSROS(5)

Mick Ruxin(5)                                   7,143/7,143             7,143/7,143             0                    *

Gordon E. Segal, M.D.(5)                      21,428/21,428           21,429/21,429             0                    *

Joyce Segal(5)                                  7,143/7,143             7,143/7,143             0                    *

Cowen & Co.                                   14,286/14,286           14,286/14,286             0                    *
Ramon A Shane IRA(5)

Eli and Esther Shapiro                        28,571/28,571           28,571/28,571             0                    *
JTWROS(5)

                                                        SHARES/                 SHARES/               SHARES/            PERCENTAGE
                                                       WARRANTS                 WARRANT               WARRANT             OF SHARES
                                                        SHARES                  SHARES                 SHARES               OWNED
                                                     BENEFICIALLY               OFFERED                OWNED                AFTER
             NAME AND ADDRESS OF                      OWNED PRIOR                                      AFTER              OFFERING
               SECURITY HOLDER                        TO OFFERING                                     OFFERING


Eugene Sukonick(5)                                       7,142/7,142             7,142/7,142             0                    *

Joyce & Peter Taub                                       7,143/7,143             7,143/7,143             0                    *
JTWROS(5)

Wendy and Robert Ull(5)                                14,286/14,286           14,286/14,286             0                    *

Claudia K. Walters (5)(6)                              14,286/14,286           14,286/14,286             0                    *

Carolyn Wrenn(5)(7)                                    14,286/14,286           14,286/14,286             0                    *

Mario Yaghoubi(5)                                      14,286/14,286           14,286/14,286             0                    *

John D. Cohen(5)                                       14,286/14,286           14,286/14,286             0                    *

Martin Vegh(8)                                               0/5,000                 0/5,000            0/0                   *


J. Marvin Feigenbaum(8)                                     0/15,000                0/15,000             0                    *

Charles P. Axelrod(9)                                       0/10,000                1/10,000             0                    *

Stanley R. Goldstein(9)                                     0/10,000                0/10,000             0                    *


Victor J. DiGioia(9)                                        0/10,000                0/10,000             0                    *

Richard F. Clowes(10)

William Baquet(11)                                          0/50,000                0/50,000             0                    *


James Plumadore(12)                                         45,563/0                45,563/0             0                    *

Thomas Franceski(12)                                        45,562/0                45,562/0             0                    *

Darren Franceski(12)                                        45,563/0                45,563/0             0                    *

Sheldon Zucker(12)                                          45,562/0                45,562/0             0                    *

Ann Gamble(12)                                               9,825/0                 9,825/0             0                    *

Kathryn Lento(12)                                            4,125/0                 4,125/0             0                    *

Gary Martini(12)                                             3,800/0                 3,800/0             0                    *

Donald J. Payne(13)                                    7,000/100,000               0/100,000       7,000/0                    *

Donald P. Rosendale(14)                                     0/15,000                0/15,000           0/0                    *

Barry J. Steinberg(15)                                 87,934/75,000                0/75,000      87,934/0                    *


- ------------------------------
*        Percentage is less than 1%.
- ------------------------------

(1) Computed for purposes herein to give effect to the exercise of all Warrants or Options held by such Selling Security Holder and not any other Selling Security Holder. Figures are computed based upon 6,736,944 shares of Common Stock outstanding on July 16, 1996.

(2) Whale Securities Co., L.P. ("Whale") serves as the Company's financial consultant and is a market maker in the Company's Common Stock. The Warrants are exercisable for a period of five (5) years commencing December 8, 1995 and ending December 7, 2000. The Warrants held by Whale are exercisable at $4.50 per share. Does not include shares of Common Stock held from time to time by Whale Securities in Whale's trading account or in connection with its market making and trading activities.

(3)      Mr. Freeman is an employee of Whale.

(4) Frog Hollow Partners is a limited partnership, the general partner of which is an employee of Whale.

(5) Includes Shares and Warrants Shares issued in connection with the Company's December Private Offering in which the Company sold Units, each Unit comprised of (i) 28,571 shares of Common Stock and (ii) warrants to purchase 28, 571 shares of Common Stock. A total of 1,428,565 shares of Common Stock and Unit Warrants to purchase 1,528,569 shares of Common Stock (as the result of one investor receiving an extra 100,000 Unit Warrants and rounding). Each Unit Warrant has an exercise price of $4.50 per share and are exercisable for a period of five years expiring December 8, 2000.

(6)      Mrs. Walters is the spouse of the Chairman of Whale.

(7)      Ms. Wrenn is an employee of Whale.

(8) Includes Shares issuable upon exercise of Warrants which entitle the holder to purchase shares of Common Stock at an exercise price of $2.50 per share, subject to adjustment in certain circumstances. The warrants are exercisable for a period of five years until June 30, 2000.

(9) Principals of the firm of Goldstein Axelrod & DiGioia LLP, counsel to the Company. Includes 10,000 shares of Common Stock for each of Mr. Goldstein, Mr. Axelrod and Mr. DiGioia issuable upon exercise of outstanding Warrants at $1.56 per share and exercisable for a five (5) year period expiring on June 30, 2000.

(10) Mr. Clowes is a director of the Company. Includes Shares issuable upon exercise of Options granted under the Company's Non-Executive Director Plan, which Plan was approved by the shareholders of the Company in May, 1992. The Options were granted in increments of 10,000 shares, are immediately and are exercisable over five year periods from the date of grant (expiring on June 30th in years 1997 through 2000), unless the holder resigns as a director of the Company. The Options have exercise prices ranging from $3.50 to $5.125 per Share. The Shares underlying the Options have been pledged by Mr. Clowes as security for a loan to Mr. Clowes by the Company in the principal amount of $50,000 which is due and payable on May 10, 1997 and bears interest at 6% per annum.

(11) Includes Shares issuable upon exercise of Warrants which entitle the holder to purchase shares of Common Stock at an exercise price of $1.56 per share, subject to adjustment in certain circumstances. The Warrants are exercisable for a period of five years until June 30, 2000.

(12) Includes Shares issued by the Company to the listed individuals in connection with the Company's acquisition of DJS Marketing Group, Inc. consummated in March, 1996. Pursuant to the terms of the Agreement and Plan of Merger, the Company agreed to use its best efforts to file a registration statement with the SEC prior to July 8, 1996 to obtain registration for sale of such Shares. The individuals have agreed to the terms of a "lock-up" whereby they may not sell any of their Shares prior to September 8, 1996 and thereafter may not sell more than 1/18th of their Shares per month without the prior permission of the Company. Messrs. Thomas Franceski and Darren Franceski are brothers and together with James Plumadore, serve as officers of the Company's wholly-owned subsidiary, DJS Marketing Group, Inc.


(13) Mr. Payne is an officer and director of the Company. Includes 100,000 Warrants exercisable at $1.56 per share and exercisable until June 30, 2000.

(14) Includes 15,000 Warrants exercisable at $1.56 per share and exercisable until June 30, 2000.

(15) Mr. Steinberg is a director of the Company. Includes 75,000 Warrants exercisable at $1.56 per share and exercisable until June 30, 2000. Does not include warrants held by Mr. Steinberg to purchase 210,000 shares of Common Stock exercisable at $5.125 per share.


                            DESCRIPTION OF SECURITIES


         The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.10 per share. As of July 16, 1996, there were 6,736,944 shares of Common Stock issued and outstanding, 200 shares of Series A Preferred Stock and 112,003 shares of Series B Preferred Stock issued and outstanding.


COMMON STOCK

         Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, holders of shares of Common Stock of the Company are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors, subject to the rights of the holders of Series A Preferred Stock to elect a majority of the Board of Directors. Directors are elected each year at the Company's annual meeting of stockholders to serve for a period of one year and until their respective successors have been duly elected and qualified.

         Common stockholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of Preferred Stock.

         Common stockholders have no pre-emptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The Common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company if they choose to do so, subject to the rights of the holders of outstanding Series A Preferred Stock.

PREFERRED STOCK

         The Board of Directors is authorized to issue shares of Preferred Stock, $.10 par value per share, from time to time in one or more series. The Board may issue a series of Preferred Stock having the right to vote on any matter submitted to stockholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of Preferred Stock. The Board of Directors may determine that the holders of Preferred Stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors. The Board of Directors has designated a series of preferred stock as Series A Preferred Stock which has the right to elect a majority of the Board of Directors. The holders of Preferred Stock which have the right to elect a majority of the Board of Directors, are able to control the Company's policies and affairs.

         The Board of Directors may also grant to holders of any series of Preferred Stock preferential rights to dividends and amounts payable in liquidation. Furthermore, the Board of Directors may determine whether the shares of any series of Preferred Stock may be convertible into Common Stock or any other series of Preferred Stock of the Company at a specified conversion price or rate, and upon other terms and conditions as determined by the Board of Directors.

SERIES A PREFERRED STOCK

         The Board of Directors has designated 200 shares of Preferred Stock as Series A Preferred Stock, of which 100 shares have been issued to each of John
T. Botti and Ira C. Whitman, the President and Senior Vice President, respectively, of the Company. The holders of the Series A Preferred Shares have the right to elect a majority of the Board of Directors as long as such holder remains, subject to certain conditions, an officer, director and 5% stockholder of the Company. During such time as the Series A Preferred Stock is outstanding, the Board of Directors will consist of an odd number of directors, a majority of whom will be designated as "Preferred Directors" and be elected solely by the holders of Series A Preferred Stock voting separately as a group. The holders of the Series A Preferred Stock have a preference on liquidation of $1.00 per share and no dividend or conversion rights.

         The Series A Preferred Stock and the power of the Board of Directors to issue Preferred Stock with preferential voting, dividend and other rights may make the Company a less attractive acquisition candidate. Such power may also discourage or impede offers to acquire the Company not approved by the Board of Directors, including offers for some or all of the shares of the Company's Common Stock at substantial premiums above the then current market value of such shares.

SERIES B PREFERRED STOCK

         In connection with the acquisition of Systems Solutions Technology, Inc. in August, 1994, the Board of Directors designated 150,000 shares as Series B Preferred Stock. A total of 112,003 shares were issued and are outstanding. The Series B Preferred Stock is divided into two classes of which Class A bears dividends at 10% per annum and Class B bears dividends at 7% per annum. All of the Series B Preferred Stock is convertible into Common Stock on a one to one basis and has a preference on liquidation of $3.50 per share plus accrued and unpaid dividends. The Series B Preferred Stock may be redeemed by the Company, at its option, for $3.50 per share plus accrued and unpaid dividends under certain circumstances; provided the Company's right to redeem the Series B Preferred Stock must be exercised by July 1, 1996. On May 30, 1996, the Company issued its notice of redemption to all holders of all outstanding shares of Series B Preferred Stock. The holders of the Series B Preferred Stock may elect to convert their shares into Common Stock at any time prior to June 30, 1996. The shares of Common Stock received by holders of Series B Preferred Stock will be deemed restricted securities under Rule 144 promulgated by the SEC and may not be sold prior to August 18, 1996 and thereafter only in compliance thereof.

TRANSFER AGENT

         The transfer agent for the Company's Common Stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.


                              PLAN OF DISTRIBUTION

         The Shares of Common Stock and the Shares underlying Warrants and Options issuable to Selling Security Holders upon exercise thereof, may be offered and sold from time to time by the Selling Stockholders as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

         Whale Securities Co., L.P. ("Whale") is a Selling Security Holder. Whale is a registered broker dealer and is a market-maker in the Common Stock. Under certain circumstances Rule 10b-6 promulgated under the Securities Exchange Act of 1934 may preclude Whale from Whale making a market in any of the Company's securities for up to nine business days prior to the sale of their Shares pursuant to this Prospectus and continuing until they have completed the distribution of their Shares. The cessation of market making activities by Whale during the distribution of the Shares offered hereby may have a material adverse effect on the market, including price, for the Common Stock.


                             REPORTS TO SHAREHOLDERS

         The Company distributes annual reports to its stockholders, including consolidated financial statements examined and reported on by independent auditors, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of the Company's operations.


                                  LEGAL MATTERS

         The legality of the offering of the Shares will be passed upon for the Company by Goldstein & DiGioia LLP, 369 Lexington Avenue, New York, New
York l00l7. Members of the firm of Goldstein & DiGioia LLP hold warrants to purchase 30,000 shares of Common Stock, all of which underlying Shares of which are being registered hereby.


                                     EXPERTS

         The consolidated financial statements of the Company as of June 30, 1995 and for the years ended June 30, l995 and 1994 have been incorporated by reference herein and in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed a Registration Statement under the Act with the Securities and Exchange Commission (the "Commission"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses in connection with the issuance and distribution of the securities being registered herein are estimated.


                                                                                                             Amount
                                                                                                             ------
Securities and Exchange Commission
 Registration Fee.........................................................................................  $ 5,264
Printing and Engraving Expenses...........................................................................    5,000
Accounting Fees and Expenses..............................................................................   10,000
Legal Fees and Expenses...................................................................................   15,000
Blue Sky Fees and Expenses................................................................................
Transfer Agent and Registrar Fees.........................................................................    2,000
Miscellaneous Fees and Expenses...........................................................................    2,826
                                                                                                            -------
                                    Total.................................................................  $40,390
                                                                                                            =======


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         The By-Laws of the Company provide for indemnification of officers and directors of the Company to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of the Company, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

         In accordance with Delaware law, the Company's Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for breach of a director's fiduciary duty of loyalty to the Company or to its stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither the Company nor stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.


ITEM 16.  EXHIBITS

         The following exhibits, designated by an asterisk (*), have been previously filed with the Commission and, pursuant to 17 C.F.R. Section 230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. The following exhibits designated by a double asterisk (**) will be filed by amendment. All other exhibits are filed herewith.

Exhibit No.                         Description
- -----------                         -----------


2.1* Agreement and Plan of Merger between Bitwise Designs, Inc. and Electrograph Systems, Inc. dated February 7, 1994 (Exhibit
                  2.1 to Registration Statement on Form SB-2 dated August 9, 1994, File No. 33-76494)

2.2* Agreement and Plan of Merger between Bitwise Designs, Inc. and Systems Solutions, Inc. dated April 29, 1994 (Exhibit 2.2 to Registration Statement on Form SB-2 dated August 9, 1994, File No. 33-76494)

2.3* Agreement and Plan of Merger by and among Bitwise Designs, Inc., Bitwise DJS, Inc., certain individuals and DJS Marketing Group, Inc., dated March 8, 1996 (Exhibit 2 to Form 8-K dated March 22, 1996)

3.1* Certificate of Incorporation of Bitwise Designs, Inc.-Delaware (Exhibit 3.3.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

3.1.1* Certificate of Designation of Series B Preferred Stock (Exhibit 3.1.1 to Registration Statement on Form SB-2 dated August 9, 1994, File No. 33-76494)

3.2* By-Laws (Exhibit 3.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.1* Form of Common Stock Certificate (Exhibit 4.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.2* Form of Series A Preferred Stock Certificate (Exhibit 4.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.3*              Form of Warrant issued to Berkeley Securities Corp. (Exhibit
                  4.3 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.4* Form of Warrant issued to certain individuals in April, 1992 (Exhibit 4.4 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.5* Form of Series B Preferred Stock Certificates (Exhibit 4.5 to the Registration Statement on Form SB-2, File No. 33-76494)

4.6*              Form of Warrant to be issued to Berkeley Securities
                  Corp. (Exhibit 4.6 to the Registration Statement on Form SB-2, File No. 33-76494)


5.1 Opinion of Goldstein & DiGioia LLP Re: Legality of shares offered


10.1* Lease agreement with Rotterdam Industrial Park, dated August 7, 1991 (Exhibit 10.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.1.1* Lease warrant waiver agreement (Exhibit 10.1.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.2* Lease with Siemens Credit Corporation for telephone system dated November 25, 1991 (Exhibit 10.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.3* Lease agreement with Apple Commercial Credit for laser printer, dated June 23, 1987 (Exhibit 10.3 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.4* Leases with Adirondack Leasing Associates, Ltd. (Exhibit 10.4 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.5* Loan agreement with U.S. Small Business Administration and Norstar Bank, dated April 4, 1991 (Exhibit 10.5 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.6* Loan agreement with Schenectady Economic Development Corporation, dated August 7, 1991 (Exhibit 10.6 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.8* Employment agreement with John T. Botti, dated April, 1992 (Exhibit 10.8 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.9* Employment agreement with Ira C. Whitman, dated April, 1992 (Exhibit 10.9 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.10* 1992 Employee stock option plan (Exhibit 10.10 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.11* 1992 Nonexecutive Directors stock option plan (Exhibit 10.11 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.13* Loan agreement with Norstar Bank dated February 6, 1992 (Exhibit 10.13 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.13.1* Norstar Bank waiver agreement (Exhibit 10.13.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.14* Agreement with Prime Computer, Inc. (Exhibit 10.14 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.15* Agreement with Mentor Computer Graphics Ltd. (Exhibit 10.15 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.16* Agreement with Robert W. Schwartz, Inc. dated February 10, 1992 (Exhibit 10.16 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.17* Form of Financial Consulting Agreement with the Underwriter (Exhibit 10.17 to the Registration Statement on Form SB-2, File No. 33-76494)

10.18* Financing Agreement by and among Maryland Industrial Development Financing Authority, JED Associates, State National Bank of Maryland, Electronic Marketing Associates, Inc. (name was changed to System Solutions Technology, Inc.), Trimarc Systems Incorporated and Intermec Mid-Atlantic Corporation dated December 11, 1985 (Exhibit 10.18 to the Registration Statement on Form SB-2, File No. 33-76494)

10.19* Maryland Industrial Development Financing Authority Limited Obligation Economic Development Revenue Bond (Exhibit 10.19 to the Registration Statement on Form SB-2, File No. 33-76494)

10.20* Cross-Collateral Security Agreement between NationsCredit Corporation, Bitwise Designs, Electrograph Systems, Inc. and System Solutions Technology, Inc. dated July 18, 1995 (Exhibit 10.20 to Form 10-KSB filed October 13, 1995)

10.21* Subcontract dated September 28, 1995 between PRC, Inc. and System Solutions Technology, Inc. (Exhibit 10.21 to Form 10-KSB filed October 13, 1995)

10.22* Financial Consulting Agreement dated July 17, 1995 between the Company and Whale Securities, Co. (Exhibit 10.22 to Form 10-KSB filed October 13, 1995)


23*               Consent of KPMG Peat Marwick LLP

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         A.       (1)      To file, during any period in which offers or sales
are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

                           (ii) For the purpose of determining any liability
under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, State of New York, on the 17th day of July, 1996.

                                            BITWISE DESIGNS, INC.


July 17,  1996                               By: /s/ John T. Botti
                                               ------------------

                                               John T. Botti
                                               Chairman of the Board, President
                                               and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints John T. Botti and Ira C. Whitman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitute, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


         Signature                          Capacity                                    Date
         ---------                          --------                                    ----


/s/ John T. Botti                            Chairman of the Board,                     July 17, 1996
- ------------------------------               President Chief Executive
John T. Botti                                Officer


/s/ Ira C. Whitman                           Senior Vice-President                      July 17, 1996
- ----------------------------                 and Director
Ira C. Whitman


/s/ John W. Loofbourrow                      Director                                   July 17, 1996
- -------------------------
John W. Loofbourrow


/s/ Donald J. Payne                          Chief Operating Officer                    July 17, 1996
- ---------------------------------            and Director
Donald J. Payne



/s/ J. Edward Sheridan                       Director                                    July 17, 1996
- ---------------------------------
J. Edward Sheridan


/s/ Richard F. Clowes                        Director                                    July 17,  1996
- ---------------------------------
Richard F. Clowes


/s/ Dennis H. Bunt                           Chief Financial                             July 17, 1996
- --------------------------------------       Officer and Principal
Dennis H. Bunt                               Accounting Officer



/s/ Barry Steinberg                          Director                                    July 17, 1996
- ---------------------------------
Barry Steinberg


/s/ William E. Bierlin, Jr.                  Director                                    July 17, 1996
- -------------------------------------
William E. Bierlin, Jr.


                     EXHIBIT INDEX


Exhibit No.                 Description
- -----------                 -----------
   5.1                      OPINION OF GOLDSTEIN & DIGIOIA LLP
                            RE: LEGALITY OF SHARES OFFERED